As filed with the Securities and Exchange Commission on September 5, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KALOBIOS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	77-0557236
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

260 East Grand Avenue

South San Francisco, California 94080

(Address of Principal Executive Offices) (Zip Code)

KaloBios Pharmaceuticals, Inc. 2001 Stock Plan

KaloBios Pharmaceuticals, Inc. 2012 Equity Incentive Plan

(Full title of the plan)

Jeffrey H. Cooper

Chief Financial Officer

KaloBios Pharmaceuticals, Inc.

260 East Grand Avenue, South San Francisco, California 94080

(Name and address of agent for service)

(650) 243-3100

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value	4,161,489 shares(2)	$0.64 (3)	$2,663,352.96	$305.22
Common Stock, $0.001 par value	7,256,226 shares(4)	$3.60 (5)	$26,122,413.60	$2,993.63
Total:	11,417,715 shares		$28,785,766.56	$3,298.85

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “1933 Act”), this Registration Statement shall also cover any additional shares of Registrant’s Common Stock that become issuable under the KaloBios Pharmaceuticals, Inc. 2001 Stock Plan (the “2001 Plan”) and KaloBios Pharmaceuticals, Inc. 2012 Equity Incentive Plan (the “2012 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the outstanding shares of Registrant’s Common Stock.
(2)	Represents shares of Common Stock reserved for issuance upon the exercise of outstanding options under the 2001 Plan.
(3)	In accordance with Rule 457(h) promulgated under the 1933 Act, the offering price per share and the aggregate offering price is based on the $0.64 per share weighted average exercise price for outstanding options granted under the 2001 Plan.
(4)	Represents shares of Common Stock reserved for future issuance under the 2012 Plan.
(5)	Estimated in accordance with Rule 457(c) promulgated under the 1933 Act solely for the purpose of calculating the amount of the registration fee using an estimated per share value of $3.60, which equals the per share book value of the Registrant’s Common Stock on June 30, 2012, for the 7,256,226 shares issuable under the 2012 Stock Incentive Plan. The Registrant’s Common Stock is not traded on any national securities exchange or quotation service.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

KaloBios Pharmaceuticals, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “SEC”):

(a)	The Registrant’s Registration Statement No. 000-54735 on Form 10 filed with SEC on August 7, 2012 (the “Form 10”), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

(b)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the of the Securities Exchange Act of 1934, as amended (the “1934 Act”), since the end of the fiscal year covered by the Registrant’s Registration Statement referred to in (a) above; and

(c)	The description of the Registrant’s Common Stock contained in Item 11 of the Form 10, including any amendment or report filed for the purpose of updating such description.

All documents, reports and definitive proxy or information statements filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the Delaware General Corporation Law authorizes a corporation, subject to the procedures and limitations stated therein, to indemnify its directors, officers, employees and agents against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, if they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. In the case of proceedings brought by or on behalf of the corporation, indemnification is limited to expenses and is not permitted if the individual is adjudged liable to the corporation, unless the court determines otherwise. The statute provides that indemnification pursuant to its provisions is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

The Registrant’s Amended and Restated Certificate of Incorporation eliminates the personal liability of its directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director with certain limited exceptions set forth therein. The Registrant’s Bylaws provide for the indemnification of its directors and officers to the fullest extent permitted by applicable law.

The Registrant has entered into indemnification agreements with each of its directors and officers. These indemnification agreements may require the Registrant, among other things, to indemnify its directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of its directors or officers, or any of its subsidiaries or any other company or enterprise to which the person provides services at the Registrant’s request.

The Registrant maintains a general liability insurance policy that covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers. In addition, the Registrant may purchase and maintain additional insurance on its behalf and on behalf of a person who is or was a director, officer, employee or agent of the Registrant, or was serving at the Registrant’s request as a director, officer, employee or agent of another entity, against any expense, liability or loss asserted against him or her and incurred by him or her in any such capacity, whether or not the Registrant would have the power to indemnify such person against such expenses, liability or loss under the Delaware General Corporation Law.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

		Incorporated by Reference				Filed Herewith
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date

3.1	Certificate of Incorporation of the Registrant	10-12G	000-54735	3.1	June 12, 2012

3.2	Bylaws of the Registrant	10-12G	000-54735	3.2	June 12, 2012

4.1	Reference is made to Exhibits 3.1 and 3.2

4.2	Specimen Common Stock Certificate	10-12G	000-54735	4.1	June 12, 2012

4.3	Amended and Restated Investor Rights Agreement, dated May 2, 2012, by and among the Registrant, certain stockholders, and the investors listed on the signature pages thereto	10-12G	000-54735	4.7	June 12, 2012

5.1	Opinion and consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP					X

23.1	Consent of Independent Registered Public Accounting Firm					X

23.2	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP is contained in Exhibit 5.1					X

24.1	Power of Attorney					X

99.1	KaloBios Pharmaceuticals, Inc. 2001 Stock Plan	10-12G	000-54735	10.1	June 12, 2012

99.2	KaloBios Pharmaceuticals, Inc. 2012 Equity Incentive Plan	10-12G	000-54735	10.7	June 12, 2012

99.3	KaloBios Pharmaceuticals, Inc. 2012 Equity Incentive Plan – Form of Notice of Stock Option Grant & Stock Option Agreement					X

Item 9.	Undertakings

A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement – notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in this Registration Statement; (2) that for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the 1933 Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California on this 4th day of September, 2012.

KALOBIOS PHARMACEUTICALS, INC.

By:	/s/ Jeffery Cooper
Jeffrey H. Cooper
Chief Financial Officer

Pursuant to the requirements of the 1933 Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David W. Pritchard David W. Pritchard	Chief Executive Officer and Director (Principal Executive Officer)	August 31, 2012

/s/ Jeffrey H. Cooper Jeffrey H. Cooper	Chief Financial Officer (Principal Financial and Accounting Officer)	September 4, 2012

/s/ Denise Gilbert Denise Gilbert	Director	September 4, 2012

/s/ James I. Healy, M.D., Ph.D. James I. Healy, M.D., Ph.D.	Director	September 4, 2012

/s/ Dennis Henner, Ph.D. Dennis Henner, Ph.D.	Director	September 4, 2012

/s/ Ted W. Love Ted W. Love	Director	September 4, 2012

/s/ Gary Lyons Gary Lyons	Director	September 4, 2012

Signature	Title	Date

/s/ Brigitte Smith Brigitte Smith	Director	September 3, 2012

/s/ Raymond M. Withy, Ph.D. Raymond M. Withy, Ph.D.	Director	September 4, 2012

EXHIBIT INDEX

		Incorporated by Reference				Filed Herewith
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date

3.1	Certificate of Incorporation of Registrant	10-12G	000-54735	3.1	June 12, 2012

3.2	Bylaws of Registrant	10-12G	000-54735	3.2	June 12, 2012

4.1	Reference is made to Exhibits 3.1 and 3.2

4.2	Specimen Common Stock Certificate	10-12G	000-54735	4.1	June 12, 2012

4.3	Amended and Restated Investor Rights Agreement, dated May 2, 2012, by and among the Registrant, certain stockholders, and the investors listed on the signature pages thereto	10-12G	000-54735	4.7	June 12, 2012

5.1	Opinion and consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP					X

23.1	Consent of Independent Registered Public Accounting Firm					X

23.2	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP is contained in Exhibit 5.1					X

24.1	Power of Attorney					X

99.1	KaloBios Pharmaceuticals, Inc. 2001 Stock Plan	10-12G	000-54735	10.1	June 12, 2012

99.2	KaloBios Pharmaceuticals, Inc. 2012 Equity Incentive Plan	10-12G	000-54735	10.7	June 12, 2012

99.3	KaloBios Pharmaceuticals, Inc. 2012 Equity Incentive Plan – Form of Notice of Stock Option Grant & Stock Option Agreement					X